UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2007

Commission File Number: 333 - 134175

LEXINGTON ENERGY SERVICES INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(state or other jurisdiction of incorporation or organization)

736 Second Avenue East, Brooks, Alberta T1R 1B8
(Address of principal executive offices)

403-279-4550
Issuer’s telephone number

234125 Wrangler Road SE. RR#5, Calgary, Alberta, Canada T2P 2G6

Former Address

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation

On October 18, 2007, Lexington Energy Services Inc.  (“Lexington”) entered into a loan agreement with Century Services Inc. (“Century”), and Nitro-Gen Technologies Inc. (“Nitro-Gen”), pursuant to which Century agreed to loan $731,700 less a commitment fee of $29,268 to Lexington, and Nitro-Gen agreed to act as the guarantor.  Nitro-Gen is a wholly owned subsidiary of Lexington.

The funds will be used for general working capital and to payout existing creditors. The loan agreement is supplemented by general security agreements between Century and each of Lexington and Nitro-Gen granting Century general security interests in all present and after acquired assets of Lexington and Nitro-Gen, respectively.

The loan has the following material terms:

•

interest at a rate of 2% per month, or 24% per annum (effective rate of 26.824%);

•

repayment of approximately $30,000 (CAD $30,000) per month beginning 30 days after the loan is advanced to Lexington, with the balance due 12 months after the date of advance of the loan (the “Advance Date”);

•

Lexington may, at its option, repay the entire amount of the loan at any time following the first 4 months after the Advance Date; and

•

Century has the right to accelerate the loan in the event of default by Lexington, such events of default which include, but are not limited to the following:

o

failure by Lexington or Nitro-Gen to repay any principal, interest or fee amount;

o

breach of a material covenant by Lexington or Nitro-Gen;

o

bankruptcy or insolvency of Lexington or Nitro-Gen; or

o

if Century believes the prospect of payment or performance of obligations by Lexington or Nitro-Gen is impaired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2007	LEXINGTON ENERGY SERVICES INC.
(Registrant)
	By :	/s/ Brent Nimeck
President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Principal Accounting Officer